EXHIBIT 4(d)

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                              CONSULTING AGREEMENT


     THIS CONSULTING AGREEEMENT is made and entered into as of February 20, 2016 by and between United Cannabis Corporation, a Colorado corporation, located at 9249 S. Broadway, Suite 200-883, Highlands Ranch, CO 80129, hereinafter referred to as "UCANN" or the "Company," and John W. Walsh, an individual, located at 9447 Crossland Way, Highlands Ranch, CO 80130, hereinafter referred to as "Consultant."

Recitals

     A. UCANN provides consulting services, proprietary products, and licenses its intellectual property to businesses in the cannabis industry, and owns distinct intellectual property relating to the legalized growth, production, manufacture, marketing, management, utilization and distribution of medical and recreational marijuana and marijuana infused products.

      B. Consultant is experienced in providing GAAP consulting, accounting, financial and management consulting services, mergers and acquisitions services, corporate financial planning, attracting equity and debt financing, preparing business plans and projections, and in providing general business consulting ("Consulting Services").

     C. UCANN and Consultant desire to enter into an agreement pursuant to which Consultant will provide consulting services hereunder.

Agreement

NON THEREFORE, in consideration of the foregoing facts, and the mutual covenants and agreements herein contained, the parties agree as follows:

     1. Consulting Contract: UCANN hereby contracts with Consultant as an independent contractor to provide consulting services as described in paragraph 2 below, and Consultant hereby agrees to perform such consulting services for UCANN.

     2. Duties of Consultant: Consultant agrees, as an independent contractor, to provide consulting services for UCANN, including, but not limited to, the following:

     (i) Assist in the preparation of the quarterly Form 10-Q to be filed with the Securities and Exchange Commission;

     (ii) Assist in the preparation of the annual Form 10-K to be filed with the Securities and Exchange Commission;

     (iii) Assist in the oversight and monitoring of the Company's external bookkeeping service and/or internal accounting department;

     (iv) Assist in the cash management of Company assets (v) Assist management in other services upon mutual agreement.


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      2.1 In rendering his services to UCANN, Consultant will at all times abide by the policies of UCANN and will lawfully, faithfully and industriously perform all of the duties that may be required of it pursuant to the terms hereof.

      2.2 Such duties shall be rendered at the principal office of Consultant, or such other place or places, as UCANN and Consultant shall in good faith agree.

      2.3 During the term of this Agreement, the Consultant shall devote as much of his time, attention and energies, as Consultant deems necessary for the performance of his duties hereunder. However, UCANN expressly understand that Consultant will not provide one hundred percent of his time to UCANN.

      2.4 Consultant will use his best efforts to avoid any conflict of interest with UCANN, however, it is expressly understood by UCANN that Consultant provides services to other companies, entities and persons who are actively involved in the cannabis industry, and no actions on the part of the Consultant may be deemed to be directly or indirectly in competition, with the business and/or activities of UCANN.

      3. Term: The Consultant agrees to perform his duties for a term of one (1) year, which term commenced February 20, 2016; after such one (1) year period, this Agreement will be automatically extended for successive one (1) year periods unless or until terminated as hereinafter provided, subject to prior termination by mutual agreement of the parties hereto, or as hereinafter provided and/or as otherwise permitted by law.

      4. Compensation: The Consultant shall receive the fees specified on Schedule A, attached hereto and incorporated herein by this reference, as compensation for services rendered by Consultant during the term of this Agreement.

      5. Termination: Either party shall have the right to terminate this Agreement for any reason whatsoever, with or without cause, by giving the other party hereto thirty (30) days written notice. Upon termination at this Agreement, in accordance with its terms and except as herein specifically provided, the Consultant's only rights shall be to receive the amount specified in paragraph 4 to the date of termination then remaining unpaid, all in accordance with the terms and conditions of this Agreement.

      6. Notice: Whenever provision is made in this Agreement for the giving, service or delivery of any notice, statement or other instrument, such notice shall be in writing and shall be deemed to have been duly given, served and delivered, either upon personal delivery, or upon posting by mail, postage paid, addressed to the party entitled to receive the same at the address as fo1lows, or such other address as the party hereto may by written notice designate:

                  If to UCANN:

                        United Cannabis Corporation
                        Attn: Mr. Chad Ruby
                        1600 Broadway
                        Suite 1600
                        Denver, CO 80202
                        Email: chad@unitedcannbis.us


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                  If to Consultant:

                        Mr. John Walsh
                        9447 Crossland Way
                        Highlands Ranch, Colorado 80130
                        Email: johnwalsh9447@comcast.net

      7. Assignment: Neither party shall have the right to assign or otherwise transfer this agreement, or any rights, duties or any interest herein, without the advance written consent of the other and any such purported assignment shall be null and void.

      8. Survivorship of Benefits: Subject to the provisions of paragraph 7 herein above, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their successors, assigns and transferees.

      9. Independent Contractor: In the performance of the duties and obligations of Consultant under this Agreement, it is mutually understood and agreed that Consultant is at all times acting and performing as an independent contractor. It is expressly agreed by the parties hereto that no work, act, commission or omission of Consultant, his agents, servants or employees, pursuant to the terms and conditions of this Agreement shall be construed to make or render Consultant, his agents, servants, or employees as an agent, servant or employee of UCANN. Consultant shall be solely responsible for the salaries, vacations, sick pay, insurance employee benefits and withholdings of any and all personnel or employees furnished by Consultant in carrying out Consultant's duties hereunder.

10. Consultant Compliance with Laws: The Consultant agrees to comply with all state, federal and local laws and regulations.

11. Severability: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

      12. Governing Law: This Agreement shall be construed in accordance with, under and governed by the laws of the state of Colorado.

      13. Entire Agreement: This Agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representations with respect to the subject matter of this Agreement, or any representation inducing the execution and delivery here of except such representations as are specifically set forth herein, and each of the parties hereto acknowledges that each has relied on their own judgment in entering into the same. The parties hereto further acknowledge that any statements or representations that may have heretofore been made by either of them to the other are void and of no effect, and that neither of them has relied thereon in connection with their dealings with the other.

      14. No Modifications or Waivers: No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless the same is made in writing and duly executed by the party to be charged therewith. No evidence of any modification or waiver shall he offered or received in evidence in any proceeding, arbitration, or litigation between the


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parties hereto arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

      15. Counterparts: This Agreement may be executed in one at more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

      16. Incorporation of Exhibits: All exhibits attached and/or referred to herein are hereby incorporated herein by this reference with the same force and effect as though fully set forth herein and shall be deemed made or given as of the dates thereof.

      17. Captions and Section Headings: Captions and section headings used herein are for convenience purposes only and are not a part of this Agreement and shall not he used in construing the same.

      18. Attorney's Fees: If any legal action, arbitration, or other proceeding is brought for the enforcement of this agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable out of pocket attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

      19. Survival: Any and all representations, warranties, agreements and covenants made or referred to in this Agreement or in any instrument, certificate or other writing provided for in it shall survive the signing of this Agreement.

      20. Costs: Each party to this Agreement shall pay all of it own individual costs and expenses incurred or to be incurred by them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

      21. Agency: Nothing in this Agreement shall constitute a partnership between, or joint venture by, the parties hereto, or constitute either party, the agent or employee of the other.

      22. Parties in Interest. Nothing in this Agreement, whether expressed or implied is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right to subrogation or action over or against any part of this Agreement.

      23. Further Assurances: The parties hereto agree to perform any further acts and to execute and deliver any further documents which may be necessary or appropriate to carry out the purposes of this Agreement.



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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                  UNITED CANNABIS CORPORATIONS

                                  By: /s/ Chad Ruby
                                      --------------------------
                                      Chad Ruby
                                      Chief Operating Officer



                                  CONSULTANT

                                  By: /s/ John Walsh
                                      ---------------------------
                                      John W. Walsh





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                                   Schedule A
                                  Compensation

     As compensation under and pursuant to this Agreement, Consultant shall receive the following:

     1. Beginning March 1, 2016, a monthly consulting fee consisting of :

     a. $7,500, payable on the last day of each month during the first 12 months of the term of this Agreement,

     b. Stock based compensation payable monthly in the form of five (5) year warrants issued on the last day of each month to Consultant to purchase common shares of UCANN in a number of shares equal to $7,500 divided by $0.18 per share of common stock of UCANN, which, in the opinion of management of UCANN, is the fair market value of the price per share of the common stock of UCANN, at the date of this Agreement.

     c. If this Agreement is extended for an additional one year period, $15,000, payable on the last day of each month during the second 12 months of the term of this Agreement, and

     d. If this Agreement is extended for an additional one year period, stock based compensation payable monthly in the form of five (5) year warrants issued on the last day of each month to Consultant to purchase common shares of UCANN in a number of shares equal to $15,000 (and at consultant's then actual cash compensation in each year thereafter), divided by $0.18 per share of common stock of UCANN, which, in the opinion of management of UCANN, is the fair market value of the price per share of the common stock of UCANN, at the date of this Agreement.

     2. Upon the signing of this agreement, Consultant will be issued five (5) year warrants to purchase 250,000 shares of common stock of UCANN at an option price of $0.18 per share of common stock of UCANN, which, in the opinion of management of UCANN, is the fair market value of the price per share of common stock of UCANN, at the date of this Agreement.

     3. Reimbursement of all out-of-pocket expenses incurred by Consultant on behalf of UCANN including, but not limited to, travel, lodging, entertainment, subcontractors, supplies and materials and costs for other services.




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